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PRESS RELEASE

For Immediate Release

Bluerock Residential Growth REIT Announces Second Quarter 2015

AFFO per share of $0.19 exceeding Guidance of $0.15 - $0.16

Pro Forma AFFO per share of $0.34 exceeding Guidance of $0.26 - $0.28

New York, NY (August 11, 2015) – Bluerock Residential Growth REIT, Inc. (NYSE MKT: BRG) (“the Company”) announced today its financial results for the quarter ended June 30, 2015.

Highlights

•	Adjusted funds from operations (“AFFO”) grew 288% to $3.1 million for the quarter from $0.8 million for the prior year quarter.

•	AFFO per share grew 46% to $0.19 for the second quarter of 2015 from $0.13 for the second quarter of 2014, and exceeding guidance of $0.15 - $0.16.

•	Excluding the impact of the Company’s May follow-on offering (i.e. increase in cash and shares), AFFO was $0.23 per share vs. the Company’s AFFO guidance of $0.15 to $0.16 per share.

•	AFFO pro forma for the investment of cash from the Company’s January follow-on offering (Pro Forma AFFO), was $0.34 per share for the second quarter of 2015 vs. guidance of $0.26 to $0.28 per share.

•	Total revenues grew 35% to $10.5 million for the quarter from $7.8 million for the prior year quarter as a result of significant investment activity in the past year.

•	Property Net Operating Income (NOI) grew 39% to $6.1 million for the quarter, from $4.4 million in the prior year quarter.

•	Property NOI margins improved 160 basis points to 58.3% of revenue for the quarter, from 56.7% of revenue in the prior year quarter.

•	Same store NOI increased 10.3% for the quarter, as compared to the prior year quarter.

•	Net loss attributable to common stockholders for the second quarter of 2015 improved to $0.6 million, as compared to a net loss of $4.5 million in the prior year period. Net loss included non-cash items of $3.6 million in the second quarter vs. $2.5 million for the prior year period.

•	Consolidated real estate investments, at cost, increased 22% to $366 million at June 30, 2015 from $300 million at December 31, 2014.

•	BRG increased its ownership interests in two properties, and made convertible preferred investments in two additional properties and one existing property totaling 758 units during the second quarter. In addition, BRG was pursuing completion of transactions involving seven properties with a total cost of approximately $290 million and representing 1,917 units which it has under contract or letter of intent.

•	The Company’s Board of Directors, after discussion with the Manager, elected to pay the full amount of the second quarter’s base management fee of $0.7 million in LTIP Units in lieu of cash payment. This favorably impacted AFFO per share by $0.04 and pro forma AFFO per share by $0.05.

•	On May 22, 2015, the Company completed a follow-on stock offering of 6,348,000 shares of Class A common stock at a public offering price of $13.00 per share, including the full exercise of the underwriter’s overallotment for gross proceeds of $82.5 million.

•	The Company declared monthly dividends for the third quarter of 2015 equal to a quarterly rate of $0.29 per share on the Company's Class A and B common stock. This equates to a 9.2% annualized yield based on the closing price of $12.66 for the Class A common stock as of June 30, 2015.

•	The Company was added to the Russell 2000 and Russell 3000 Indexes as of June 26, 2015.

Management Commentary

“Our existing portfolio continues to perform at or above our previously issued guidance,” said Ramin Kamfar, the Company’s Chairman and CEO. We continue to see an attractive pipeline of potential investments and look forward to continue to execute our business plan in the third quarter. We are pleased to have the Manager receive LTIP Units in lieu of cash for its management fee given our strong belief in the value of BRG at current levels and to demonstrate alignment with our investors.”

Second Quarter 2015 Acquisition Activity

•	During the second quarter, the Company made additional investments to increase its ownership in Park & Kingston, a 153-unit Class AA apartment community in Charlotte, North Carolina from 47% to 96%, and in Fox Hill, a 288-unit Class A apartment community in Austin, Texas from 85% to 95%.

•	On May 20, 2015, the Company made a convertible preferred equity investment in a 204-unit Class A apartment community located in Durham, North Carolina, known as Whetstone Apartments. The investment is structured to provide a 15% current return, with an option to convert into majority ownership of the underlying asset upon stabilization.

•	On May 29, 2015, the Company made a convertible preferred equity investment to develop a 285-unit Class A, apartment community located in Atlanta, Georgia, to be known as Cheshire Bridge Apartments. The investment is structured to provide a 15% current return, with an option to convert into majority ownership of the underlying asset upon stabilization.

Pending Investments

•	On May 12, 2015, the Company committed to making an acquisition of a two-phase 473-unit Class A apartment community in Charlotte, NC, known as the Ashton Reserve Apartments, for a purchase price of $44.8 million for Phase I and $21.8 million for Phase II. Built in two phases in 2013 and 2015, Ashton Reserve features high-end one, two and three bedroom layouts. The Company is investing approximately $21 million for 100% ownership interest with the property being financed with loans of approximately $47 million. The Company underwriting assumes cap rates of 6.0% and 5.8% on Phase I and II, respectively, which is 50 to 70 basis points better than market.

•	On June 23, 2015, the Company committed to making an acquisition of a 95% interest in a 252-unit Class A apartment community located in Orlando, Florida, known as Century Palms at World Gateway for $37 million. The property will be financed with a loan of approximately $25 million. The Company is investing approximately $14 million for the interest in the property. The Company’s underwriting assumes a stabilized cap rate of 6.4%, versus local market cap rates of approximately 5.3% - 5.5%.

•	The Company has a letter of intent (LOI) on a 242-unit to-be-built Class A apartment community located in Raleigh, North Carolina. This investment is structured to provide us with a 15% current return on investment with an option to convert into majority ownership of the underlying property upon stabilization. Projected development costs are expected to be approximately $38 million. The Company is investing approximately $16 million and is underwriting a return on cost of approximately 7.0% to 7.5% at stabilization versus market cap rates of 4.5% to 5.0% for comparable product.

•	The Company has a LOI on two new-built Class A assets totaling 674-units in the Dallas Fort Worth Metro. The Company expects to invest approximately $30 million. The Company’s underwriting assumes a stabilized cap rate of approximately 6.0% versus market cap rates for similar quality product in the 5.0% - 5.25% range.

•	The Company has a LOI on a 276-unit to-be-built Class A apartment community located in Jacksonville, Florida. This investment is structured to provide us with a 15% current return on investment with an option to convert into majority ownership of the underlying property upon stabilization. Projected development costs are expected to be approximately $50 million. The Company is investing $13 million and is underwriting a return on cost of approximately 7.0% to 7.5% at stabilization.

Second Quarter 2015 Financial Results

AFFO for the second quarter of 2015 increased by 288% to $3.1 million, or $0.19 per diluted share, as compared to $0.8 million, or $0.13 per share in the prior year period. The increase in AFFO from the prior year period was driven primarily by improvements in property NOI of $1.7 million, equity in income of unconsolidated real estate joint ventures of $1.2 million caused by expanding the size of our portfolio, the payment of the base management fee of $0.7 million in LTIP Units, and was offset by higher interest expense of $0.7 million.

Net loss attributable to common stockholders for the second quarter of 2015 improved to $0.6 million, as compared to a net loss of $4.5 million in the prior year period. The decrease in the net loss for the 2015 second quarter was partially derived from increases in property NOI of $1.7 million, equity in income of unconsolidated real estate joint ventures of $1.2 million, and decreases in acquisition expenses of $2.9 million, offset by increases of interest expense of $0.7 million, management fees of $0.5 million and loss attributable to noncontrolling interest of $0.7 million.

Same Store Portfolio Performance

Same store NOI for the second quarter of 2015 increased by 10.3% from the same period in the prior year. There was a 5.9% increase in same store property revenues as compared to the same prior year period, primarily attributable to a 3.8% increase in average rent per occupied unit and a 0.60% increase in average occupancy.

Portfolio Summary and Transaction Activity

The following is a summary of our investments as of June 30, 2015:

Property Name	Location	Year Built/ Renovated (1)	Ownership Interest	Units	Average Rent	% Occupied
MDA Apartments	Chicago, IL	2006	35%	190	$2,231	95%
Alexan CityCentre (2)	Houston, TX	Est. 2017	*	340	$2,144	-
Alexan Southside Place (2)	Houston, TX	Est. 2018	*	269	$2,019	-
Cheshire Bridge (2)	Atlanta, GA	Est. 2017	*	285	$1,559	-
Enders Place at Baldwin Park	Orlando, FL	2003	90%	220	$1,534	95%
Whetstone (3)	Durham, NC	2015	*	204	$1,325	-
EOS (2)	Orlando, FL	Est. 2015	*	296	$1,211	-
Park & Kingston	Charlotte, NC	2014	96%	153	$1,177	98%
Lansbrook Village	Palm Harbor, FL	2004	77%	599	$1,143	93%
ARIUM Grandewood	Orlando, FL	2005	95%	306	$1,139	95%
Village Green of Ann Arbor	Ann Arbor, MI	2013	49%	520	$1,137	98%
Fox Hill	Austin, TX	2010	95%	288	$1,077	94%
North Park Towers	Southfield, MI	2000	100%	313	$1,052	95%
Springhouse at Newport News	Newport News, VA	1985	75%	432	$819	94%
Villas at Oak Crest	Chattanooga, TN	1999	67%	209	$813	98%
Total/Average (4)				4,624	$1,316	95%

(1) All dates are for the year construction was completed, except MDA City Apartments, Village Green of Ann Arbor, Villas at Oak Crest and North Park Towers, for which the date represents the most recent year that a significant renovation program was completed.

(2) Property is in development and the Company holds a preferred equity investment with an option to convert into partial ownership of the underlying asset upon stabilization. Average rent represents pro forma average rent expected upon stabilization.

(3) Property is in lease-up and the Company holds a preferred equity investment with an option to convert into partial ownership of the underlying asset upon stabilization. Average rent represents pro forma average rent expected upon stabilization.

(4)Total average excluding pro forma expected rent for the four development properties, Alexan CityCentre, Alexan Southside Place, Cheshire Bridge and EOS, and one lease-up property, Whetstone, is $1,156.

* The Company has made a convertible preferred equity investment in a multi-tiered joint venture that is convertible into a common membership interest. The preferred investment earns a preferred return of 15%.

Q3 2015 Outlook

For the third quarter of 2015, the Company anticipates AFFO in the range of $0.14 to $0.16 per share; and $0.26 to $0.28 per share on a pro forma basis. For assumptions underlying earnings guidance, please see p. 26 of Company’s Q2 2015 Earnings Supplement available under Investor Relations on the Company’s website (www.bluerockresidential.com). Pro forma AFFO is used for illustrative purposes only, is hypothetical and does not represent historical performance or management’s estimates or projections for future performance.

Dividend Details

On July 10, 2015, our board of directors authorized, and we declared, monthly dividends for the third quarter of 2015 equal to a quarterly rate of $0.29 per share on our Class A common stock and $0.29 per share on our Class B common stock, payable to the stockholders of record as of July 25, 2015, August 25, 2015 and September 25, 2015, which will be paid in cash on August 5, 2015, September 5, 2015 and October 5, 2015, respectively. Holders of OP and LTIP Units are entitled to receive "distribution equivalents" at the same time as dividends are paid to holders of our Class A common stock.

The declared dividends equal a monthly dividend on the Class A common stock and the Class B common stock as follows: $0.096667 per share for the dividend paid to stockholders of record as of July 25, 2015 and August 25, 2015, and $0.096666 per share for the dividend paid to stockholders of record as of September 25, 2015. A portion of each dividend may constitute a return of capital for tax purposes. There is no assurance that we will continue to declare dividends or at this rate.

Non-GAAP Financial Measures

The foregoing supplemental financial data includes certain non-GAAP financial measures that we believe are helpful in understanding our business, as further described below. Our definition and calculation of these non-GAAP financial measures may differ from those of other REITs, and may, therefore, not be comparable.

Funds from Operations and Adjusted Funds from Operations

Funds from operations (“FFO”) is a non-GAAP financial measure that is widely recognized as a measure of REIT operating performance. We consider FFO to be an appropriate supplemental measure of our operating performance as it is based on a net income analysis of property portfolio performance that excludes non-cash items such as depreciation. The historical accounting convention used for real estate assets requires straight-line depreciation of buildings and improvements, which implies that the value of real estate assets diminishes predictably over time. Since real estate values historically rise and fall with market conditions, presentations of operating results for a REIT, using historical accounting for depreciation, could be less informative. We define FFO, consistent with the National Association of Real Estate Investment Trusts, or (“NAREIT's”), definition, as net income, computed in accordance with GAAP, excluding gains (or losses) from sales of property, plus depreciation and amortization of real estate assets, plus impairment write-downs of depreciable real estate, and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures will be calculated to reflect FFO on the same basis.

In addition to FFO, we use adjusted funds from operations (“AFFO”). AFFO is a computation made by analysts and investors to measure a real estate company's operating performance by removing the effect of items that do not reflect ongoing property operations. To calculate AFFO, we further adjust FFO by adding back certain items that are not added to net income in NAREIT's definition of FFO, such as acquisition expenses, equity based compensation expenses, and any other non-recurring or non-cash expenses, which are costs that do not relate to the operating performance of our properties, and subtracting recurring capital expenditures (and when calculating the quarterly incentive fee payable to our Manager only, we further adjust FFO to include any realized gains or losses on our real estate investments).

Our calculation of AFFO differs from the methodology used for calculating AFFO by certain other REITs and, accordingly, our AFFO may not be comparable to AFFO reported by other REITs. Our management utilizes FFO and AFFO as measures of our operating performance after adjustment for certain non-cash items, such as depreciation and amortization expenses, and acquisition expenses and pursuit costs that are required by GAAP to be expensed but may not necessarily be indicative of current operating performance and that may not accurately compare our operating performance between periods. Furthermore, although FFO, AFFO and other supplemental performance measures are defined in various ways throughout the REIT industry, we also believe that FFO and AFFO may provide us and our stockholders with an additional useful measure to compare our financial performance to certain other REITs. We also use AFFO for purposes of determining the quarterly incentive fee, if any, payable to our Manager.

Neither FFO nor AFFO is equivalent to net income or cash generated from operating activities determined in accordance with GAAP. Furthermore, FFO and AFFO do not represent amounts available for management's discretionary use because of needed capital replacement or expansion, debt service obligations or other commitments or uncertainties. Neither FFO nor AFFO should be considered as an alternative to net income as an indicator of our operating performance or as an alternative to cash flow from operating activities as a measure of our liquidity.

We have acquired interests in eight additional properties subsequent to June 30, 2014 and sold three properties that were owned during the quarter ended June 30, 2014. The results presented in the table below are not directly comparable and should not be considered an indication of our future operating performance (unaudited and dollars in thousands, except share and per share data).

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014
Net (loss) income attributable to common shareholders	$(582)	$(4,536)	$2,731	$(5,583)

Common stockholders pro-rata share of:
Real estate depreciation and amortization(1)	2,647	2,225	4,559	2,700
Gain on sale of joint venture interests	2	-	(5,322)	(448)
Funds from Operations (FFO)	$2,067	$(2,311)	$1,968	$(3,331)

Common stockholders pro-rata share of:
Amortization of non-cash interest expense	72	(36)	95	(8)
Acquisition and disposition costs	210	2,852	685	3,339
Normally recurring capital expenditures	(184)	(71)	(298)	(90)
Non-cash equity compensation	927	337	2,292	351
Adjusted Funds from Operations (AFFO)	$3,092	$771	$4,742	$261

Weighted average common shares outstanding	16,353,209	5,823,296	14,461,064	3,452,032

PER SHARE INFORMATION:
FFO - diluted	$0.13	$(0.40)	$0.14	$(0.96)
AFFO - diluted	$0.19	$0.13	$0.33	$0.08
Pro forma AFFO - diluted (2)	$0.34	N/A	N/A	N/A

(1)    The real estate depreciation and amortization amount includes our share of consolidated real estate-related depreciation and amortization of intangibles, less amounts attributable to noncontrolling interests, and our similar estimated share of unconsolidated depreciation and amortization, which is included in earnings of our unconsolidated real estate joint venture investments.

(2) Pro Forma AFFO for the three months ended June 30, 2015 assumes the following pipeline transactions had occurred on April 1, 2015: (i) investment of approximately $8.7 million in the second funding of the Alexan Southside Place in Houston, Texas; (ii) investment of approximately $1.3 million to increase our ownership in our existing Fox Hill and Park & Kingston properties; (iii) investment of approximately $15.0 million in convertible preferred equity in Cheshire Bridge, a Class A asset in Atlanta, Georgia; (iv) investment of approximately $26.0 million in the acquisition of two Class A assets our Sponsor currently has under LOI in North Carolina; and (v) investment of approximately $10.1 million in convertible preferred equity in a development asset our Sponsor currently has under LOI in a target Florida market.  Pro forma AFFO does not include the impact of the May 2015 Follow-On Offering, i.e. it does not include the benefit from the investment of proceeds from the follow-on offering or the impact of the additional share issuance.  The pro forma AFFO guidance is being presented solely for the purpose of illustrating the potential impact of these pipeline transactions as if they had occurred at April 1, 2015, based on information currently available to management.  The Company is providing no assurances that any of the above transactions will close, and the failure of any of these transactions to close would significantly impact pro forma guidance.  The actual timing of these investments, if and when made, will vary materially from the assumed timing reflected in the pro forma guidance, and actual quarterly results will differ significantly from the pro forma guidance shown above.

Earnings Before Interest, Income Taxes, Depreciation and Amortization ("EBITDA")

EBITDA is defined as earnings before interest, income taxes, depreciation and amortization. We consider EBITDA to be an appropriate supplemental measure of our performance because it eliminates depreciation, income taxes, interest and non-recurring items, which permits investors to view income from operations unclouded by non-cash items such as depreciation, amortization, the cost of debt or non-recurring items. Below is a reconciliation of net income applicable to common stockholders to EBITDA (unaudited and dollars in thousands).

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014

Net (loss) income attributable to common stockholders	$(582)	$(4,536)	$2,731	$(5,583)
Net (loss) income attributable to noncontrolling interest	(122)	(831)	5,912	(972)
Interest expense	2,726	2,071	5,018	3,415
Depreciation and amortization	3,741	3,783	6,506	5,003
Non-cash equity compensation	936	352	2,331	366
Acquisition costs	221	3,136	670	3,150
Loss on early extinguishment of debt	-	-	-	880
Gain on sale of joint venture interest	-	-	-	(1,006)
Loss (gain) on sale of unconsolidated joint venture interest	15	-	(11,292)	-

EBITDA	$6,935	$3,975	$11,876	$5,253

Recurring Capital Expenditures

We define recurring capital expenditures as expenditures that are incurred at every property and exclude development, investment, revenue enhancing and non- recurring capital expenditures.

Non-Recurring Capital Expenditures

We define non-recurring capital expenditures as expenditures for significant projects that upgrade units or common areas and projects that are revenue enhancing.

Same Store Properties

Same store properties are conventional multifamily residential apartments which were owned and operational for the entire periods presented, including each comparative period.

Property Net Operating Income ("Property NOI")

We believe that net operating income, or NOI, is a useful measure of our operating performance. We define NOI as total property revenues less total property operating expenses, excluding depreciation and amortization and interest. Other REITs may use different methodologies for calculating NOI, and accordingly, our NOI may not be comparable to other REITs. We believe that this measure provides an operating perspective not immediately apparent from GAAP operating income or net income. We use NOI to evaluate our performance on a same store and non-same store basis because NOI measures the core operations of property performance by excluding corporate level expenses and other items not related to property operating performance and captures trends in rental housing and property operating expenses. However, NOI should only be used as an alternative measure of our financial performance. The following table reflects same store and non-same store contributions to consolidated NOI together with a reconciliation of NOI to net loss as computed in accordance with GAAP for the periods presented (unaudited and amounts in thousands):

	Three Months Ended (1)		Six Months Ended (2)
	June 30,		June 30,
	2015	2014	2015	2014
Net operating income
Same store	3,643	3,302	4,002	3,554
Non-same store	2,454	1,485	7,404	3,543
Total net operating income	6,097	4,787	11,406	7,097
Less:
Interest expense	2,676	2,209	5,041	3,481
Total property income	3,421	2,578	6,365	3,616
Less:
Noncontrolling interest pro-rata share of property income	941	1,318	1,877	2,011
Other income (loss) related to JV/MM entities	36	30	53	39
Pro-rata share of total properties’ income	2,444	1,230	4,435	1,566
Less pro-rata share of:
Depreciation and amortization	2,647	2,225	4,559	2,700
Amortization of non-cash interest expense	71	(36)	96	(8)
Line of credit interest, net	-	4	-	191
Management fees	701	533	2,120	658
Acquisition and disposition costs	210	2,852	685	3,339
Corporate operating expenses	732	361	1,639	890
Add pro-rata share of:
Other income	51	72	68	72
Equity in operating earnings of unconsolidated joint ventures	1,286	101	2,005	101
Gain on sale of joint venture interest	(2)	-	5,322	448
Net (loss) income attributable to common stockholders	(582)	(4,536)	2,731	(5,583)

(1) Same Store sales for the three months ended June 30, 2015 related to the following properties: Springhouse at Newport News, Enders Place at Baldwin Park, MDA Apartments, Village Green of Ann Arbor and North Park Towers.

(2) Same Store sales for the six months ended June 30, 2015 related to the following properties: Springhouse at Newport News, Enders Place at Baldwin Park and MDA Apartments.

Conference Call

All interested parties can listen to the live conference call webcast at 12:00 PM ET on Tuesday, August 11, 2015 by dialing +1 (877) 270-2148 within the U.S., or +1 (412) 902-6510, and requesting the "Bluerock Residential Conference." For those who are not available to listen to the live call, the webcast will be available for replay on the Company’s website two hours after the call concludes, and will remain available until November 11, 2015 at http://services.choruscall.com/links/blue150811.html, as well as by dialing +1 (877) 344-7529 in the U.S., or +1 (412) 317-0088 internationally, and requesting conference number 10070539.

About Bluerock Residential Growth REIT, Inc.

Bluerock Residential Growth REIT, Inc. (NYSE MKT: BRG) is a real estate investment trust that focuses on acquiring a diversified portfolio of Class A institutional-quality apartment properties in demographically attractive growth markets to appeal to the renter by choice. The Company’s objective is to generate value through off-market/relationship-based transactions and, at the asset level, through improvements to operations and properties. The Company generally invests with strategic regional partners, including some of the best-regarded private owner-operators in the United States, making it possible to operate as a local sharpshooter in each of its markets while enhancing off-market sourcing capabilities. The Company is listed on the Russell 2000 and Russell 3000 Indexes. The Company has elected to be taxed as a real estate investment trust (REIT) for U.S. federal income tax purposes.

For more information, please visit the Company’s website at www.bluerockresidential.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. These forward-looking statements are based upon the Company’s present expectations, but these statements are not guaranteed to occur. Furthermore, the Company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes. Investors should not place undue reliance upon forward-looking statements. For further discussion of the factors that could affect outcomes, please refer to the risk factors set forth in Item 1A of the Company’s Annual Report on Form 10-K filed by the Company with the U.S. Securities and Exchange Commission (“SEC”) on March 4, 2015, and subsequent filings by the Company with the SEC. We claim the safe harbor protection for forward looking statements contained in the Private Securities Litigation Reform Act of 1995.

Contact

(Media)

Josh Hoffman

(208) 475.2380

jhoffman@bluerockre.com

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